Exhibit 4.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT (INDICATED BY [***]) HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT INVENTIVA S.A. TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of September 20th, 2023 (the “Effective Date”), by and between INVENTIVA S.A., a company incorporated under the laws of France, having its principal place of business at 50, rue de Dijon à Daix (21121), France (“Inventiva”), and Hepalys Pharma, Inc., a company incorporated under the laws of Japan, having its registered office located at 2-3-11, Nihonbashihoncho, Chuo-ku, Tokyo 103-0023 (“Licensee”).

RECITALS

WHEREAS, Inventiva has rights to the small molecule known as lanifibranor (IVA337);

WHEREAS, Licensee is a newly created company established by Catalys Pacific, LLC; and

WHEREAS, Licensee desires to obtain from Inventiva, and Inventiva desires to grant to Licensee, an exclusive license under the Inventiva IP to Exploit the Licensed Compound(s) and/or the Licensed Products in the Field in the Territory (each as defined below), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Inventiva and Licensee hereby agree as follows:

1.	DEFINITIONS

1.1.“Additional Active(s)” means any active pharmaceutical ingredient(s) that is not the Licensed Compound.

1.2.“Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party or another entity (only for so long as such control exists).  For the purpose of this definition, an entity shall be deemed to “control” another entity, if it owns directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such entity, or exercises equivalent influence over such entity. Notwithstanding anything to the contrary herein, [***] shall not be an Affiliate of Licensee.

1.3.“Aggregate Annual Net Sales” shall mean aggregate Net Sales of all Licensed Products by Licensee, its Affiliates and Sublicensees in the Field in the Territory (i.e., for any and all indications) in a Calendar Year.

1.4.“Alliance Manager” shall mean the employee appointed by each Party to serve as the single primary point of contact and to facilitate communication between the Parties for all matters related to this Agreement.

1.5.“Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item or subject person, including all anti-bribery and anti-corruption laws, applicable export control laws and other comparable laws.

1.6.“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to close in France or in Japan.

1.7.“Calendar Half” shall mean each period of six (6) consecutive months commencing on January 1 or July 1.

1.8.“Calendar Quarter” shall mean each period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1.

1.9.“Calendar Year” shall mean each period of twelve (12) consecutive months commencing on January 1.

1.10. “CMC Information” shall mean information related to the Chemistry, Manufacturing and Controls of the Licensed Products, as specified by the applicable Regulatory Authorities.

1.11.“Commercialization” shall mean, with respect to a product, all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education, medical affairs and medical liaison activities, vigilance, marketing, pricing, reimbursement, sale, and distribution of such product, including to transport, register, hold and keep (whether for disposal or otherwise) such product, and strategic marketing, sales force detailing, advertising, market product support, all customer support, product distribution, and invoicing and sales activities, but excluding Development and Manufacture.  “Commercialize” and “Commercializing” shall have the correlative meanings.

1.12.“Commercially Reasonable Efforts” shall mean, with respect to a Party’s obligation under this Agreement to conduct a particular activity, that level of efforts and resources required to carry out such obligation consistent with the efforts a similarly-situated pharmaceutical or biotechnology company devotes to a compound or product of its own at a similar stage of research, development or commercialization. A Party that is required to use Commercially Reasonable Efforts with respect to a task or obligation must: (i) promptly assign responsibility for such task or obligation to specific employees who are held accountable for progress and monitor such progress on an ongoing basis, (ii) set and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such task or obligation, and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such task or obligation.

1.13.“Combination Product” means a pharmaceutical product that contains both the Licensed Compound and one (1) or more Additional Active(s), whether co-formulated in a single pharmaceutical product or as a co-packaged product.

1.14.“[***]” [***].

1.15.“Confidential Information” shall mean all Information and other proprietary scientific, marketing, financial or commercial information or data, which is generated by or on behalf of a Party or its Affiliates and which one Party or any of its Affiliates has furnished or made available to the other Party or its Affiliates, whether in oral, written or electronic form. The existence and terms of this Agreement shall be deemed Confidential Information of each Party.

1.16.“Control” by a Party (including any variations such as “Controlled” and “Controlling”) shall mean, with respect to any material (including Regulatory Materials), Information, know-how, Data, Patents or other intellectual property rights, possession by such Party of the right, power and authority (whether by ownership, license or otherwise, other than by virtue of any rights granted under this Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to such material, Information, know-how, Data, Patents or intellectual property rights without violating the terms of any agreement or other arrangement of such Party with any third party or incurring additional payment obligations (excluding any payment obligations with respect to such Party’s own employees).

1.17.“Cover” shall mean, with respect to Patent, a Valid Claim thereof would (absent a license or ownership thereof) be infringed by the Manufacturing, use, offering for sale, sale or importation of the Licensed Compounds or the Licensed Products. “Covered” and “Covering” shall have the correlative meanings.

1.18.“Data” shall mean all data, including but not limited to CMC Information, non-clinical data, preclinical data, clinical data and all other scientific, technical or test data, generated by or on behalf of a Party or its Affiliates or their respective (sub)licensees pursuant to activities conducted under this Agreement and all data with respect to the Licensed Compound(s) or Licensed Product(s), regardless of whether the data are generated before or after the Effective Date.

1.19. “Develop” shall mean, with respective to a product, to conduct non-clinical and clinical research and development activities and regulatory activities, including but not limited to, toxicology, pharmacology, statistical analysis and other non-clinical activities, clinical studies and testing, regulatory affairs, and the reporting, preparation, submission of regulatory applications for registering, obtaining and maintaining Regulatory Approvals. “Development” and “Developing” shall have the correlative meanings.

1.20.“Disclosing Party” shall have the meaning provided in Section 10.1.

1.21.“Dispute” shall have the meaning provided in Section 15.1.

1.22.“Distributor” shall have the meaning provided in Section 2.21(a).

1.23. “Executive Officers” shall have the meaning provided in Section 7.5.

1.24.“Exploit” shall mean to Develop the Licensed Product(s), to Manufacture the Licensed Compound(s) or the Licensed Product(s) (only in the event of a Supply Failure), and to import, export (within the Territory), sell, offer for sale, or otherwise Commercialize, the Licensed Product(s). “Exploitation” and “Exploiting” shall have the correlative meanings.

1.25.“Ex-Territory” shall mean anywhere in the world outside of the Territory.

1.26.“Field” shall mean [***].

1.27.“First Commercial Sale” shall mean, with respect to a Licensed Product, the first sale by or on behalf of Licensee or its Affiliate or Sublicensee of the Licensed Product in a Region in the Territory to a Third Party after the receipt of the Regulatory Approval in the related Region; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee; (b) any use of such Licensed Product in clinical trials or other research or Development activities; or (c) the disposal or transfer of such Licensed Product for a bona fide charitable purpose, without consideration, including for any compassionate use and/or as “named patient sales”.

1.28.“Force Majeure Event” shall have the meaning provided in Section 16.11.

1.29.	“FTE” shall mean full time equivalent.

1.30.“GCP” shall mean the then-current standards, practices and procedures for Good Clinical Practices promulgated or endorsed by PMDA or any Regulatory Authority in the Territory, as may be updated from time to time, including applicable guidelines promulgated under the ICH guidelines.

1.31.“Generic Product” shall mean, with respect to a Licensed Product in a particular Region, any pharmaceutical product that (a) [***]; (b) is approved by the Regulatory Authority in such Region (i) in reliance on the Regulatory Approval for such Licensed Product in such Region in the Territory or (ii) under a generic pathway approval as a generic of such Licensed Product in such Region in the Territory; and (c) is sold in such Region by [***].

1.32.“Global Trial” means a multi-regional clinical trial that is designed to obtain Regulatory Approvals for a Licensed Product in multiple regions and/or countries both Ex-Territory and in the Territory through the conduct of clinical trials for a Licensed Product in multiple countries, regions, territories and/or medical institutions both Ex-Territory and in the Territory, in all circumstances conducted as part of one (1) unified clinical trial.

1.33.“GLP” shall mean the then-current standards, practices and procedures for Good Laboratory Practices promulgated or endorsed by PDMA or any Regulatory Authority in the Territory, as may be updated from time to time, including applicable guidelines promulgated under the ICH guidelines.

1.34.“GMP” shall mean the then-current standards, practices and procedures for Good Manufacturing Practices promulgated or endorsed by PDMA or any Regulatory Authority in the Territory, as may be updated from time to time, including applicable guidelines promulgated under the ICH guidelines.

1.35. “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.36.“[***]” shall have the meaning [***].

1.37.“ICH” shall mean the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use.

1.38.“[***]” shall mean [***].

1.39.“IND” shall mean an Investigational New Drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence clinical trials in humans in the applicable jurisdiction.

1.40.“Indemnitee” shall have the meaning provided in Section 14.3.

1.41.“Indemnitor” shall have the meaning provided in Section 14.3.

1.42.“Information” shall mean tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), processes, formulations, designs, formulas, ideas, programs, software models, algorithms, developments, experimental works, protocols, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and non-clinical and clinical data and results), sales data and marketing data related to the Licensed Product and to the extent generated by Inventiva, compilations of data, other works of analytical and quality control data, results, descriptions, compositions of matter, and Regulatory Materials. The Parties agree that upon a change of control or sale of Inventiva or a sale or licensing Ex-Territory of Inventiva’s assets related to the Licensed Compounds, the definition of Information referred to in this Section 1.42 shall automatically exclude any sales data and marketing data, including the sales data and marketing data related to the Licensed Product and generated by Inventiva (which will therefore be excluded from the scope of the Licensed Know-How).

1.43.“Infringed Patent Right” shall have the meaning provided in Section 8.6.

1.44.“Invention” shall mean any inventions and/or discoveries, including processes, composition of matter, Information, methods, assays, designs, protocols and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective (sub)licensees relating to the Licensed Compound or the Licensed Products during the Term under this Agreement, including all rights, title and interest in and to the intellectual property rights therein and thereto.

1.45.“Inventiva CMO” shall mean any Third Party contract manufacturing organization engaged by Inventiva.

1.46.“Inventiva Indemnitees” shall have the meaning provided in Section 14.1.

1.47.“Inventiva IP” shall mean the Inventiva Know-How, the Inventiva Patents, the Inventiva Trademarks and Inventiva’s rights under the Joint IP.

1.48.	“Inventiva IP License Fee” shall have the meaning provided in Section 8.1.

1.49.“Inventiva Know-How” shall mean any and all Data and Information that (i) is Controlled by Inventiva or any of its Affiliates as of the Effective Date or at any time during the Term, and (ii) is necessary or reasonably useful to Exploit the Licensed Compound(s) or Licensed Product(s) in the Field in the Territory, including the Data and Information contained in Inventiva’s interest in the Joint IP. For the avoidance of doubt, “Inventiva Know-How” excludes any Data or Information that is related solely to any Additional Active or other proprietary compound or product owned by Inventiva or any of its Affiliates or to which Inventiva or any of its Affiliates has rights. Without limiting the foregoing, “Inventiva Know-How” shall include without limitation any Data and Information relating to the Licensed Compound(s) or the Licensed Product(s) in the Field obtained from Inventiva’s licensees Ex-Territory (“Ex-Territory Licensees”) to the extent such Data and Information is Controlled by Inventiva. [***].

1.50.“Inventiva Patents” shall mean any and all Patents that (i) as of the Effective Date or at any time during the Term, are Controlled by Inventiva or any of its Affiliates, and (ii) is necessary or reasonably useful to Exploit the Licensed Compound(s) or Licensed Product(s) in the Field in the Territory, including the Patents contained in Inventiva’s interest in the Joint IP. For the avoidance of doubt, “Inventiva Patents” includes any Patent that claims the composition of matter of, or the method of making, delivering, or using, the Licensed Compound(s) or the Licensed Products(s) in the Field in the Territory. A list of Inventiva Patents as of the Effective Date is attached hereto on Exhibit B. For the avoidance of doubt, “Inventiva Patents” excludes any Patent that Covers any Additional Active or other proprietary compound or product owned by Inventiva or any of its Affiliates or to which Inventiva or any of its Affiliates has rights, and only if such Patent does not Cover the Licensed Compound or the Licensed Product in the Field in the Territory. [***].

1.51.“Inventiva Solely Owned Other Inventions” shall have the meaning provided in Section 12.1(b).

1.52.“Inventiva Solely Owned Other Invention Patents” shall have the meaning provided in Section 12.1(b).

1.53.“Inventiva Solely Owned Product Inventions” shall have the meaning provided in Section 12.1(a).

1.54.“Inventiva Solely Owned Product Invention Patents” shall have the meaning provided in Section 12.1(a).

1.55.“Inventiva Trademarks” shall mean any and all Trademarks that (i) as of the Effective Date or at any time during the Term, are Controlled by Inventiva and (ii) are necessary or reasonably useful to Exploit the Licensed Compound(s) or Licensed Product(s) in the Field in the Territory.

1.56.“Japanese Price” means the price (not the daily drug price for one patient) for the Licensed Product obtained from the Japanese NHI (National Health Insurance) [drug pricing standard and listed in the drug tariff list].

1.57.“JSC” shall mean the Joint Steering Committee to be established by the Parties pursuant to Section 7.2.

1.58.“Joint IP” shall mean Jointly Owned Product Inventions and Jointly Owned Product Invention Patents.

1.59.“Jointly Owned Other Inventions” shall have the meaning provided in Section 12.1(b).

1.60.“Jointly Owned Other Invention Patents” shall have the meaning provided in Section 12.1(b).

1.61.“Jointly Owned Product Inventions” shall have the meaning provided in Section 12.1(a).

1.62.“Jointly Owned Product Invention Patents” shall have the meaning provided in Section 12.1(a).

1.63.“License” shall mean, collectively, the licenses granted by Inventiva to Licensee pursuant to Section 2.1.

1.64.“Licensed Compound(s)” shall mean lanifibranor (IVA337), [***].

1.65.“Licensed Product(s)” shall mean one or more pharmaceutical product(s) containing a Licensed Compound [***].

1.66.“Licensee Know-How” shall mean any and all Information (including Data and Regulatory Materials) that is related to the Licensed Compound(s) or the Licensed Product(s), which Information is (a) Controlled by Licensee or any of its Affiliates during the Term, and (b) necessary or reasonably useful to Exploit the Licensed Compound(s) or Licensed Product(s) in the Ex-Territory. Notwithstanding the foregoing, “Licensee Know-How” shall not include any Data or Information Controlled by any Third Party that comes to control, or be under common control with, Licensee after the Effective Date as a result of a merger, acquisition or other similar transaction. For the avoidance of doubt, Licensee Know-How shall include Licensee Solely Owned Inventions, and its interest in the Joint IP.

1.67.“Licensee Indemnitees” shall have the meaning provided in Section 14.2.

1.68.“Licensee Patents” shall mean any and all Patents that (i) as of the Effective Date and during the Term, are Controlled by Licensee or any of its Affiliates, and (ii) are necessary or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Product(s) in the Ex-Territory. Notwithstanding the foregoing, “Licensee Patents” shall not include any Patent Controlled by any Third Party that comes to control, or be under common control with, Licensee after the Effective Date as a result of a merger, acquisition or other similar transaction. For the avoidance of doubt, Licensee Patents shall include Licensee Solely Owned Invention Patents, and its share in the Jointly Owned Invention Patents.

1.69.“Licensee Solely Owned Other Inventions” shall have the meaning provided in Section 12.1(b).

1.70.“Licensee Solely Owned Other Invention Patents” shall have the meaning provided in Section 12.1(b).

1.71.“Licensee Solely Owned Product Inventions” shall have the meaning provided in Section 12.1(a).

1.72.“Licensee Solely Owned Product Invention Patents” shall have the meaning provided in Section 12.1(a).

1.73.“Licensee Technology” shall mean the Licensee Know-How and Licensee Patents.

1.74. “Local Trademarks” shall have the meaning provided in Section 6.21(b).

1.75.“Losses” shall have the meaning provided in Section 14.1.

1.76.“MAA” shall mean an application for the authorization for marketing of a Licensed Product, including all amendments and supplements thereto, filed with any Regulatory Authority to gain approval to market the Licensed Product in a given jurisdiction or country.

1.77.“Manufacture” shall mean, with respect to a product, activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting such product, including oversight and management of vendors therefor. “Manufacturing” shall have the correlative meanings.

1.78.“Net Sales” shall mean, with respect to a Licensed Product, the gross amounts invoiced for sales of the Licensed Product by or on behalf of Licensee or any of its Affiliates or Sublicensees (each, a “Selling Party”) in the Field and in the Territory to Third Parties (other than Sublicensees), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to the Licensed Product by the Selling Party [***] consistently applied throughout the organization of the applicable Selling Party:

(i)[***];

(ii)[***];

(iii)[***];

(iv)[***]; and

(v)[***].

In no event shall any particular amount, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions). Notwithstanding the foregoing, Net Sales shall not include amounts received or invoiced by the Selling Party: (i) for the sale of the License Product among Licensee and its Affiliates and Sublicensees, provided the subsequent sales or transfers of Licensed Product by a Party or it Affiliate or Sublicensee to a Third Party will be included in the Net Sales calculation; (ii) for academic research, preclinical, clinical, or regulatory purposes free of charge (including the use of a License Product in a clinical trial) reasonably necessary to comply with Applicable Laws; (iii) in connection with charitable purposes, such as a compassionate use, “named patient” or expanded access program; or (iv) to physicians or hospitals for promotional purposes free of charge (including free samples to a level and in an amount which is customary in the industry or which is reasonably proportional to the market for the Licensed Product to the extent permissible by Applicable Laws). The amounts of any sales and deductions accrued pursuant to this Section shall be determined from books and records maintained by Licensee [***].

Subject to other provisions in this Section, with respect to a Licensed Product that is sold as part of a Combination Product in a particular period in a Region, then Net Sales for the Licensed Product included in such Combination Product in such Region will be calculated as follows:

If the Licensed Product and the other active pharmaceutical ingredients in such Combination Product are both sold separately in such Region, then Net Sales for the Licensed Product will be calculated by multiplying actual Net Sales of such Combination Product during such period (as determined in accordance with clause (i)) by the fraction, A/(A+B), where “A” is the average sale price of the Licensed Product when sold separately in finished form in such Region, and “B” is the average sale price of the other active pharmaceutical ingredients included in the Combination Product when sold separately in finished form in such Region;

If the Licensed Product is sold separately in such Region, but the other active pharmaceutical ingredients contained in the Combination Product are not sold separately in such Region, then Net Sales for the Licensed Product will be calculated by multiplying actual Net Sales of such Combination Product in such Region by the fraction A/C, where “A” is the average sale price of the Licensed Product when sold separately in such Region, and “C” is the average sale price of the Combination Product in such Region;

If the Licensed Product is not sold separately in such Region, but the other active pharmaceutical ingredients contained in the Combination Product are sold separately in such Region, then Net Sales for the Licensed Product will be calculated by multiplying actual Net Sales of such Combination Product by the result of 1 – (B/C), where “B” is the average sale price of the other active pharmaceutical ingredients contained in the Combination Product when sold separately in such Region, and “C” is the average sale price of the Combination Product in such Region; or

If neither the Licensed Product nor the other active pharmaceutical ingredients contained in the Combination Product are sold separately in such Region, or where the average sale price cannot be determined for both the Licensed Product and all other active pharmaceutical ingredients included in such Combination Product, then Net Sales will be calculated by multiplying the actual Net Sales of such Combination Product in such Region by the fraction D/(D+E) , where “D” is the

Manufacturing Cost of the Licensed Product and “E” is the manufacturing cost of all other active pharmaceutical ingredients included in the Combination Product. For the purpose of this Section 1.78, “Manufacturing Cost” shall mean, with respect to any Licensed Product supplied by or on behalf of Inventiva: (a) if such Licensed Product is Manufactured by an Inventiva CMO, the amount incurred by Inventiva to such Inventiva CMO for the supply of such Licensed Product; or (b) if such Licensed Product is Manufactured by Inventiva or its Affiliates, the fully-burdened cost of such Manufacturing, including the cost of raw materials, labor and benefits, a share of indirect Manufacturing costs paid by Inventiva with respect to the Manufacture of such Licensed Product.

In the event that a Licensed Product is for sale as part of a bundle or group sale with other products not covered by this Agreement, and discounts, allowances or rebates are provided to Third Parties for the sale of such bundled or group products based on the total invoiced price, then such discounts, allowances or rebates shall be allocated pro rata to such Licensed Product based on the sale prices of such Licensed Product and all such other products. Under no circumstances shall the amount of discounts, allowances or rebates allocated to a Licensed Product be [***] of the total discounts, allowances or rebates provided for the whole bundled or group products part of which consists of such Licensed Product.

1.79.“Party” shall mean Licensee or Inventiva individually, and “Parties” shall mean Licensee and Inventiva collectively.

1.80.“Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.

1.81.“PMDA” shall mean the Pharmaceutical and Medical Devices Agency of Japan and any successor entity thereto.

1.82.“POC Clinical Trial” shall mean a Proof-of-Concept (“POC”) Clinical Trial for a Licensed Product in human patients in any jurisdiction of the Territory with a defined dose or a set of defined doses of such Licensed Product designed or intended to ascertain efficacy and safety of such Licensed Product for the purpose of submitting applications for Regulatory Approval to the applicable Regulatory Authorities. For the avoidance of doubt, a POC Clinical Trial is a pivotal study intended to lead to Regulatory Approval by a Regulatory Authority in a specific region and bridging data from a global Clinical Trial. “Clinical Trial” is defined as “any clinical trial in humans that is conducted in accordance with GCP and is designed to generate data in support or maintenance of an IND or MAA, or other similar marketing application, including any “phase 1 clinical trial”, “phase 2 clinical trial”, “phase 3 clinical trial”, or any post-approval clinical trial in humans.

1.83.“Receiving Party” shall have the meaning provided in Section 10.1.

1.84.“Registrational Study” shall mean, with respect to a Licensed Product, a human clinical trial (regardless of whether such clinical trial is referred to as a “phase 2 clinical trial”, “phase 2b clinical trial”, “phase 2/3 clinical trial”, “phase 2b/3 clinical trial”, “phase 3 clinical trial”, “POC clinical trial”, or real world studies) for such Licensed Product, the results of which, together with prior information concerning such Licensed Product, are determined by Inventiva (with respect to MAA Ex-Territory) or by JSC (with respect to MAA in the Territory) to be intended to be sufficient to establish that such Licensed Product is safe and effective for its intended indication to support the filing of an MAA. If a clinical trial of a Licensed Product is not initially designed as a Registrational Study but is later re-designed, converted or expanded into such a trial, then it shall be deemed to be a Registrational Study hereunder as of the date it satisfies the criteria for a Registrational Study (including any required written acknowledgement by a Regulatory Authority).

1.85.“Regulatory Approval” shall mean any and all approvals, licenses, permits, registrations or authorizations of or from any Regulatory Authority that are necessary to market and sell a pharmaceutical product in any country, Region or other jurisdiction.

1.86.“Regulatory Authority” shall mean any country, provincial, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the Development, marketing, sale or otherwise Commercialization of pharmaceutical products in any country, Region or other jurisdiction.

1.87.“Regulatory Exclusivity” shall mean marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country, Region or jurisdiction on the holder of a marketing approval for a pharmaceutical product in such country, Region or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity which grant an exclusive commercialization period during which Licensee, its Affiliates or Sublicensees have the exclusive right to market and sell Licensed Product in such country, Region or jurisdiction.

1.88.“Regulatory Materials” shall mean, with respect to a product, regulatory applications (including MAA), Drug Master Files, active pharmaceutical ingredient(s) files, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize such product in a particular country, Region or jurisdiction.

1.89.“Royalty Term” shall have the meaning provided in Section 8.5.

1.90.“Sublicensee” shall mean any Third Party to whom Licensee has directly or indirectly granted a sublicense under all or any portion of the License.

1.91.“Tax” shall mean any tax, levy, impost, duty or other charge or withholding of a similar nature.

1.92.“Territory” shall mean

(a)Japan; and

(b)the Republic of Korea.

Each of the two jurisdictions listed above is a “Region” of the Territory.

1.93. “Territory Specific Development Plan” shall have the meaning provided in Section 3.3.

1.94.“Term” shall have the meaning provided in Section 13.1.

1.95.“Third Party” shall mean any entity other than Licensee and its Affiliates and Inventiva and its Affiliates.

1.96.“Third Party Claims” shall have the meaning provided in Section 14.1.

1.97.“Trademarks” shall mean registered and unregistered trademarks, trade dress, trade names, logos, design rights, service marks, together with the goodwill pertaining to the foregoing, and all applications, registrations and renewals therefor.

1.98.“U.S.” shall mean the United States of America and its territories and possessions.

1.99.“US$” or “U.S. Dollars” shall mean U.S. dollars, the lawful currency of the U.S.

1.100.“Valid Claim” shall mean a claim contained in (a) [***] Patent, which claim has not been found to be unpatentable, invalid, revocable or unenforceable by a decision of a court or other authority of competent jurisdiction in the subject country or jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a pending patent application that has not been finally abandoned or finally rejected or expired.

1.101.“Yen” or “¥” shall mean Japanese Yen, the lawful currency of Japan.

2.LICENSE

2.1.License Grant.  Subject to the terms and conditions of this Agreement (including Inventiva’s retained right under this Section 2.1 and Section 2.4), Inventiva hereby grants to Licensee, during the Term, a sole and exclusive (even as to Inventiva and its Affiliates), sublicensable, royalty-bearing license, under the Inventiva IP solely to (i) Develop, import, export (within the Territory), use, offer for sale, promote, market, distribute, sell and otherwise Commercialize the Licensed Product(s) in the Field in the Territory, (ii) process, fill, finish, package, label, test, and manage inventories of the Licensed Product(s)  for clinical and commercial supply, and (iii) only in the event of Supply Failure, Manufacture, subject to and solely in accordance with Article 5, the Licensed Compound(s) (solely for Licensee’s own use) and/or the Licensed Product(s), in each case in the Field in the Territory. [***].

2.2.Sublicense Rights.

(a)Right to Sublicense. Subject to the terms and conditions of this Agreement (including, but not limited to, Article 5), Licensee shall have the right to grant sublicenses (through multiple tiers) under the License (i) to an Affiliate in the Territory or (ii) with Inventiva’s prior written consent not to be unreasonably withheld, to a Third Party in the Territory.

(b)Sublicense Terms. Any sublicense granted by Licensee under this Agreement shall be (i) in writing and (ii) subject and subordinate to, and consistent with, the terms and conditions of this Agreement. It shall be a condition of any sublicense that the Affiliate or Sublicensee, as applicable, agrees to be bound by the terms of this Agreement applicable to the Licensed Compound(s) or Licensed Product(s) in the Field in the Territory.  Each sublicense agreement shall include the following additional terms and conditions: [***]. Licensee will be responsible for ensuring that the performance by any of its Affiliates and Sublicensee(s) hereunder that are exercising rights under a sublicense hereunder is in accordance with the applicable terms of this Agreement.  Licensee shall be responsible for any actions of its Affiliates and Sublicensee(s) to the same extent as if such actions had been taken by Licensee itself, and Inventiva shall have the right to proceed directly against Licensee without any obligation to first proceed against such Affiliate or Sublicensee. Licensee shall provide Inventiva with a copy of any sublicense agreement entered into with an Affiliate or Sublicensee, and any amendment thereto, within [***] of its execution (provided that Licensee may redact any confidential information contained therein that is not necessary to ascertain compliance with this Agreement).  Licensee shall be liable for the failure of its Affiliates and Sublicensee(s) to comply with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by its Affiliates and Sublicensee(s) with the terms of the sublicense agreement.

2.3.Negative Covenants. Neither Party shall, nor shall it permit or cause any of its Affiliates, (Sub)licensees or other Third Party to, practice any Inventiva IP for any purpose except as expressly authorized in this Agreement.

2.4.No Implied Licenses; Retained Rights. No right or license under any Patents or Information of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Inventiva hereby expressly reserves all rights under the Inventiva IP not expressly licensed to Licensee in Section 2.1, including (i) all rights with respect to the Licensed Compound(s) and Licensed Product(s) outside the Field in the Territory, and (ii) all rights with respect to the Licensed Compound(s) and Licensed Product(s) both in and outside the Field Ex-Territory. In addition, [***].

2.5.Grant-Back License to Inventiva. Licensee hereby grants to Inventiva [***].

2.6.Know-How Transfer. Within [***] after the Effective Date, Inventiva shall complete the transfer to Licensee of an electronic copy of the Inventiva Know-How (excluding any [***]) in Inventiva’s possession as of the Effective Date that is necessary or reasonably useful for Exploiting the Licensed Compound(s) or Licensed Product(s) in the Field in the Territory, including to make the IND submission to the PMDA in accordance with Exhibit A. [***].

2.7.Exclusivity; Non-Compete. During the Term, Licensee shall not, [***]. The foregoing non-compete restrictions shall not be applicable to [***].

3.DEVELOPMENT MATTERS

3.1.Overview; Diligence. Except as expressly provided herein, Licensee, itself and/or through its Affiliates or Sublicensees (for clarity, subject to Inventiva’s prior written consent for any sublicensee that is a Third Party, which shall not be unreasonably withheld) or subcontractors, shall be responsible for the performance and all of the costs of the Development activities for the Licensed Product(s) in the Field in the Territory in accordance with the Territory Specific Development Plan under the oversight of JSC. Without limiting the generality of the foregoing, Licensee shall use Commercially Reasonable Efforts [***]. In the event Licensee suspends the Development of the Licensed Products on the grounds that Licensee does not have enough funds to perform such Development and such suspension delays the Territory Specific Development Plan by more than six (6) months, and except to the extent such suspension is justified as being due to either a Force Majeure Event, then Inventiva shall have the right to terminate the Agreement in accordance with section 13.2(a) (such suspension being considered as a material breach of the Agreement by Licensee).

3.2.Global Trials. For clarity, Licensee will not participate in the ongoing Phase III Global Trial of the Licensed Product(s) for non-alcoholic steatohepatitis (NASH with F2/F3 stage liver fibrosis) sponsored by Inventiva.

3.3.Territory Specific Development Plan. As of the Effective Date, the Parties have agreed to an initial plan for the Development of the Licensed Product(s) in the Field in the Territory [***].

3.4.Ownership of Data. As between the Parties and to the extent permissible by the Applicable Laws, Inventiva will own [***], and [***]. Subject to the foregoing, as between the Parties and to the extent permissible by the Applicable Laws, all clinical Data generated solely by Licensee as part of its Development activities in the Territory shall be solely owned by Licensee, and all clinical Data generated by or on behalf of Inventiva as part of the Development activities Ex-Territory shall be solely owned by Inventiva.

3.5.Development Records. Licensee shall maintain complete, current and accurate records of all activities conducted by or on behalf of it pursuant to the Territory Specific Development Plan, and all Information and CMC Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Licensee shall, and shall ensure that its Affiliates and Sublicensees will, document all non-clinical studies and clinical trials in formal written study records in accordance with all Applicable Laws, including applicable national and international guidelines such as ICH, GCP, GLP and GMP. Inventiva shall have the right to review and copy such records at reasonable times, to obtain access to review the original records, and to inspect sites in connection with non-clinical studies and clinical trials, to the extent necessary or useful for regulatory, patent or other reasonable purposes upon reasonable notice to Licensee and at a time and location mutually acceptable to the Parties.

3.6.Development Reports. Licensee shall promptly keep Inventiva informed of the progress and results of its and its Affiliates’ and Sublicensees’ work under the Territory Specific Development Plan (including prompt reporting of available non-clinical and clinical data and CMC Information). Without limiting the generality of the foregoing, Licensee shall provide Inventiva with a written report no later than [***] after the end of each Calendar Half setting forth in details the Development activities performed during such Calendar Half, the results thereof and the CMC Information related thereto, and comparing such activities with the Territory Specific Development Plan for such time period. [***]. Each Party shall share with the other Party its Development activities at each JSC meeting. At such JSC meeting, the Parties shall discuss the status, progress and results of each Party’s Development activities within the scope aforementioned. Each Party shall promptly respond to the other Party’s reasonable questions or requests for additional information relating to its Development activities within the scope aforementioned.

3.7.Subcontractors.  Licensee shall have the right to engage subcontractors to conduct any activities necessary for the Exploitation of the Licensed Compound(s) and/or the Licensed Product(s) under this Agreement, [***].

4.	REGULATORY MATTERS

4.1.Conduct of Regulatory Activities.  Licensee (itself and through its Affiliates) shall be solely responsible, at its own expense, for all regulatory activities with respect to the Licensed Product(s) in the Field in the Territory, including preparing, filing, obtaining and maintaining Regulatory Approvals for the Licensed Product(s) in the Field in the Territory.  [***]. Inventiva shall use Commercially Reasonable Efforts to assist Licensee’s regulatory activities, including by responding in a timely manner to Licensee’s reasonable request(s) and questions regarding Regulatory Approvals.

4.2.Regulatory Communications and Meetings.  (i)  Licensee shall keep Inventiva timely (in any case, no later than [***] following Licensee’s submission or receipt, as applicable) and fully informed of the preparation and Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to the Licensed Product(s) in the Field in the Territory; (ii) Licensee shall provide Inventiva with sufficient advance notice and time to review and comment on Licensee’s material communications and filings with Regulatory Authorities and shall consider Inventiva’s comments in good faith and incorporate all Inventiva’s reasonable comments; (iii) in addition, Licensee shall promptly (and in any event not later than [***] following Licensee’s submission or receipt, as applicable) provide Inventiva with copies of all material documents, submissions, filings, information and correspondence submitted to or received from a Regulatory Authority by Licensee (or its Affiliate or Sublicensee), and upon Inventiva’s request, together with copies of any other documents, reports and communications from or to any Regulatory Authority relating to the Licensed Products or activities under this Agreement; (iv) if any documents that Licensee provides to Inventiva pursuant to the foregoing are not in English, Licensee shall provide copies of such documents in their original format and language together with an English summary of such documents; (v) Licensee shall provide Inventiva with written notice within [***] after its receipt of the meeting notice from a Regulatory Authority of any meeting with such Regulatory Authority in the Territory (including advisory committee meetings and any other meeting of experts convened by a

Regulatory Authority) regarding a Licensed Product unless expressly prohibited by the Applicable Laws or the applicable Regulatory Authority; and (vi) Inventiva will have the right to request to participate in all such meetings with Regulatory Authorities to the extent not prohibited under the Applicable Laws and by the applicable Regulatory Authorities. [***].

4.3.Access to Regulatory Materials and Data.

(a)Promptly after the Effective Date and for the Term, Inventiva will disclose or grant to Licensee the right to access and cross-reference all Regulatory Materials relating to the Licensed Product(s) which are Controlled by Inventiva at such time and Data relating to the Licensed Compound(s) or Licensed Product(s) generated or Controlled by Inventiva, solely for the purpose of and to the extent necessary or reasonably useful to Exploit the Licensed Compound(s) or Licensed Product(s) in the Field in the Territory, including, for clarity, to the extent possible, any Data obtained from [***].

(b)Throughout the Term, Inventiva will cooperate with Licensee to transfer additional technical and clinical data, including efficacy and safety data, Controlled by Inventiva for any Licensed Compound or Licensed Product.

(c)Inventiva will use Commercially Reasonable Efforts to obtain from Ex-Territory Licensees the right to disclose and transfer to Licensee such Ex-Territory Licensees’ Regulatory Materials relating to the Licensed Product(s) and Data generated by such Ex-Territory Licensees relating to the Licensed Compound(s) or Licensed Product(s).

(d)Licensee hereby grants to Inventiva (and to its Ex-Territory Licensees that have given Inventiva the right to disclose and transfer their Regulatory Materials and Data to Licensee pursuant to Section 4.3 (c)) the right to access and cross-reference Regulatory Materials relating to the Licensed Product(s) and Data relating to the Licensed Compound(s) or Licensed Product(s) generated by Licensee, solely for the purpose of and to the extent necessary and reasonably useful to support the Development and obtaining and maintaining Regulatory Approvals with respect to the Licensed Product(s) Ex-Territory (whether in or outside the Field).

(e)Each Party shall, promptly upon request of the other Party (and in any event no later than [***] following such request), file with applicable Regulatory Authorities such letters of access or cross-reference as may be necessary to accomplish the intent of this Section 4.3. If any approval or filing is required by Applicable Law for a Party to share any materials abovementioned in this Section 4.3 with the other Party, the other Party shall use Commercially Reasonable Efforts to obtain such approval or filing at its sole costs and expense. Notwithstanding the foregoing, (A) neither Party shall be obligated to share any personally identifiable information with the other Party, unless reasonably required for such other Party to Develop the Licensed Product(s) in its respective territory and such sharing is permitted by, and in accordance with, the Applicable Laws, including applicable data privacy laws, in which case the Parties shall enter into a separate agreement to address such exchange of personally identifiable information between the Parties, and (B) each Party shall only be obligated to share clinical Data on an as-is basis in the then current format; except that if any clinical Data or documents that Licensee provides to Inventiva pursuant to the foregoing are not in English, Licensee shall provide copies of such clinical Data or documents in their original format and language together with a summary of such clinical Data or documents in English.

4.4.Access to Inventiva’s Employees. Inventiva will cooperate with Licensee to provide reasonable access to Inventiva’s employees or consultants who have information relating to the Licensed Products. Such access shall be provided for free for up to [***] per year, except Inventiva shall provide up to [***] of such access during the first [***] immediately following the Effective Date. Additional access shall be invoiced by Inventiva at the FTE rate of [***].

4.5.Safety Data Exchange. No later than the earlier of [***], the Parties shall negotiate in good faith and enter into a safety data exchange agreement regarding the Licensed Compound(s) and Licensed Product(s), which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse events or drug reactions/experiences sufficient to permit each Party to comply with its regulatory and other legal obligations within the applicable timeframes. For clarity, such safety data exchange agreement shall cover the safety data obtained from the Development and/or Commercialization of the Licensed Compound(s) and Licensed Product(s) by or on behalf of Licensee, Inventiva and Ex-Territory Licensees. Such safety data exchange agreement shall identify which Party shall be responsible for the timely reporting of all relevant adverse events or drug reactions/experiences and safety data relating to the Licensed Compound(s) and Licensed Product(s) to the appropriate Regulatory Authorities in the Territory in accordance with all Applicable Laws. Such agreement shall allow each Party to comply with all regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in the appropriate format within applicable timeframes. Unless otherwise mutually agreed by the Parties, Inventiva shall own, and Inventiva or its appointed service provider(s) shall maintain, a global safety database for the Licensed Compound(s) and Licensed Product(s), and Licensee shall provide all such reasonable assistance as Inventiva may from time to time require in connection therewith.

5.	MANUFACTURE AND SUPPLY

5.1.Clinical Supply. Inventiva shall be solely responsible for the Manufacturing of, and will use Commercially Reasonable Efforts to supply to Licensee all of Licensee’s orders placed with agreed upon lead time and within the forecast for, bulk drugs products for clinical use in the Field in the Territory, either directly or through the use of contract manufacturing organizations. [***]

5.2.Commercial Supply. Inventiva shall be solely responsible for the Manufacturing of, and will use Commercially Reasonable Efforts to supply to Licensee all of Licensee’s orders placed with agreed upon lead time and within the forecast for, the Licensed Product(s) or the Licensed Compound(s), as the case may be, for commercial use in the Field in the Territory, either directly or through the use of contract manufacturing organizations. If Licensee determines that the formulation of Licensed Product(s) is suitable for the Territory then Inventiva shall supply Licensed Product(s), and otherwise shall supply Licensed Compound(s). Inventiva shall provide such Licensed Product(s) or Licensed Compound(s) for commercial use to Licensee at Inventiva’s [***]. After the Effective Date, the Parties shall enter into a separate commercial supply agreement setting forth the terms and conditions of such commercial supply. [***].

5.3.Supply Failure. In the event Inventiva is unable to supply Licensee’s purchase orders for bulk Licensed Product(s) or Licensed Compound(s) more than [***] (a “Supply Failure”), subject to the terms and conditions of Inventiva’s agreement with Inventiva CMO, [***]

6.	COMMERCIALIZATION MATTERS

6.1.Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Licensee, itself or through its Sublicensees (subject to Inventiva’s prior written consent for Third Parties, not to be unreasonably withheld), shall have the sole right and be solely responsible for all aspects of the Commercialization of the Licensed Product(s) in the Field in the Territory, under the oversight of JSC, including: [***].

6.2.Global Branding Strategies; Trademarks.

(a)[***].

(b)[***].

6.3.Product Tracking in the Territory. Licensee shall, and shall ensure that its Affiliates and Sublicensees, maintain adequate records to permit the Parties to trace the distribution, sale, and use of all Licensed Product(s) to and by hospitals and pharmacies in the Territory.

6.4.Ex-Territory Activities and Ex-Field Activities.

(a)Licensee hereby covenants and agrees that during the Term it shall not (and shall cause its Sublicensees and subcontractors not to, either itself or through an Affiliate or a Third Party), develop, use, market, promote, import, export, sell or actively offer for sale the Licensed Compound(s) nor the Licensed Product(s) outside the Field in the Territory nor inside or outside the Field Ex-Territory.

(b)Without limiting the generality of the foregoing, Licensee shall not (i) engage in any advertising activities relating to the Licensed Product(s) directed primarily to customers Ex-Territory, or (ii) actively or intentionally solicit orders from any prospective purchaser located Ex-Territory. To the extent permitted by Applicable Laws, including applicable antitrust laws, if Licensee receives any order for Licensed Product(s) from a prospective purchaser located in a country or jurisdiction Ex-Territory, Licensee shall immediately refer that order to Inventiva and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) the Licensed Product(s) under such order.  If Licensee possesses knowledge that a customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of the Licensed Product(s) Ex-Territory or outside the Field within the Territory, then Licensee shall (A) within [***] of gaining knowledge of such activities, notify Inventiva regarding such activities and provide all information available to Licensee that Inventiva may reasonably request concerning such activities and (B) use Commercially Reasonable Efforts (including cessation of sales to such customer) necessary to limit such sale or distribution outside the Territory or the Field, unless otherwise agreed in writing by the Parties.

6.5.Compliance with Applicable Laws. Licensee shall conduct, and shall cause its Affiliates and Sublicensees to conduct, all activities set forth in the Territory Specific Development Plan or with respect to the Licensed Product(s) in the Field in the Territory in compliance with all Applicable Laws (including notably but not exclusively, all applicable data privacy laws, anti-bribery and anti-corruption laws, transparency laws, clinical trials laws, health products regulations, and laws relating to labor conditions and employment), all applicable national and international guidelines (including GCP, GMP, GLP, all applicable ICH guidelines and other good scientific, laboratory, manufacturing and clinical practices under the Applicable Laws of the region in which such activities are conducted), and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in the Territory, each as may be amended from time to time.

6.6.Disclosures by Licensee.  Throughout the Term, Licensee shall:

(a)provide and transfer to Inventiva, at Licensee’s expense, [***] documents, data or other information that describe or contain Licensee Know-How (excluding any [***]) that may from time to time come into Licensee’s possession and has not previously been provided to Inventiva [***];

(b)keep Inventiva informed of Licensee’s and its Affiliates’ and Sublicensees’ research, Development, clinical trial progress and Commercialization efforts with respect to the Licensed Product(s) in the Field in the Territory. Without limiting the generality of the foregoing, Licensee shall provide Inventiva with prompt written notice of the following:

(i)[***];

(ii)[***];

(iii)[***];

(iv)[***];

(v)[***]; and

(vi)[***].

7.GOVERNANCE

7.1.Alliance Managers. As soon as reasonably practicable after the Effective Date, each Party shall appoint an Alliance Manager. The Alliance Managers will have the right to attend all meetings of the JSC as non-voting participants and may bring to the attention of the JSC any matters or issues either Alliance Manager reasonably believes should be discussed and will have such other responsibilities as Inventiva and Licensee may mutually agree in writing.

7.2.Joint Steering Committee.  As soon as reasonably practicable after the Effective Date [***], the Parties shall establish a JSC to oversee Licensee’s activities and facilitate information exchange between the Parties under this Agreement. The JSC shall in particular:

(a)[***];

(b)[***];

(c)[***];

(d)[***];

(e)[***];

(f)[***];

(g)[***];

(h)[***];

(i)[***];

(j)[***]; and

(k)[***].

7.3.Subcommittees. From time to time during the Term, the JSC may establish and disband one or more subcommittee(s) to oversee particular activities of the Parties, and may assign to such subcommittee(s) duties or tasks independent of the duties of the JSC as set out in Section 7.2, or delegate part of such duties of the JSC to such subcommittee(s) as it deems necessary and appropriate.

7.4.Composition. The JSC shall be composed of [***] representing each of Licensee and Inventiva, and each Party shall notify the other Party of its initial JSC members within [***] after the Effective Date. Each Party may change its members to the JSC from time to time in its sole discretion, effective upon notice to the other Party of such change. Each Party’s JSC members shall be employees of such Party with appropriate experience and authority within such Party’s organization. In addition, at least [***] of Licensee’s JSC members must be someone whose job responsibilities within Licensee include active involvement in the development and implementation of the Licensee’s research and Development strategy with respect to the Licensed Product(s) in the Field in the Territory, and each of Licensee’s JSC members must have up-to-date knowledge of Licensee’s ongoing and planned research and Development activities with respect to the Licensed Product(s) in the Field in the Territory. If necessary as determined by the JSC, a reasonable number of representatives of each Party who are not JSC members (including the Alliance Managers) may attend meetings of the JSC, but they shall not vote on nor observe the voting procedure of any matters or decisions of the JSC.

7.5.Decision-Making.  All decisions of the JSC shall be made [***], with each Party’s members collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on any matter within the decision-making authority of the JSC, the JSC members cannot reach an agreement as to such matter within [***] after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Chief Executive Officer of Inventiva and the Chief Executive Officer of Licensee (collectively, the “Executive Officers”) for resolution. If the Executive Officers cannot resolve such matter within [***] after such matter has been referred to them, then Licensee shall be entitled to make final decisions on any and all matters primarily related to [***].

7.6.Limitations on Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC shall not have the power to amend this Agreement, and no decision of the JSC may be in contravention of any terms and conditions of this Agreement and of any Applicable Laws.

7.7.Meetings. The JSC will hold a meeting every [***] or at such other frequency, as reasonably agreed to by the Parties. Such meetings may be in person, via videoconference, or via teleconference. The location of in-person meetings will be determined by the JSC with at least [***] prior to the date of the meeting, failing of which such meeting shall be conducted via videoconference or teleconference. At least [***] prior to each JSC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion at such meeting, together with appropriate information related thereto. Reasonably detailed written minutes will be kept for all JSC meetings.  Meeting minutes will be prepared by each Party in turn and sent to each member of the JSC for review and approval within [***] after the meeting. Minutes will be deemed approved unless a member of the JSC objects to the accuracy of such minutes within [***] of receipt. Unless otherwise agreed by Inventiva, if any documents that Licensee provides or presents to JSC are not in English, Licensee shall provide copies of such documents in their original format and language together with a summary of such documents in English. Each Party shall bear its own expenses related to participation in and attendance at such meetings by its respective representatives.

8.PAYMENTS

8.1. Inventiva IP License Fee. Licensee shall make a one-time, non-refundable, non-creditable payment to Inventiva of ten million U.S. dollars (US$10,000,000) (the “Inventiva IP License Fee”) within [***] after the Effective Date.

8.2.Development Milestone Payments. With respect to the milestone events set forth in the table below, [***] following the first achievement, whether by Licensee or any of Licensee’s Affiliates or Sublicensees, of the corresponding milestone event by the first Licensed Product, Licensee shall notify Inventiva of such achievement, and Licensee shall pay to Inventiva the corresponding non-refundable, non-creditable milestone payment within [***]:

Licensed Product Milestone Event	Milestone Payment
(1) [***]	[***]
(2) [***]	[***]
(3) [***]	[***]

(4) [***]	[***]
Total	US$37,500,000

Each of the milestone payments set forth above in this Section 8.2 shall be payable only once, for the first achievement of the applicable milestone event by the first Licensed Product, regardless of the number of times the milestone is achieved.

8.3.Sales Milestone Payments. Licensee shall pay to Inventiva the additional one-time, non-refundable, non-creditable payments set forth in the table below after the first achievement by the Licensed Product(s) of each milestone event described below:

Sales Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total	US$193,600,000

Within [***] after the end of the Calendar Year in which any milestone event set forth above in this Section 8.3 for which a milestone payment is payable is achieved, Licensee shall deliver written notice to Inventiva of such achievement, and Licensee shall pay to Inventiva the corresponding milestone payment within [***]. For clarity, each of the milestone payments set forth above in this Section 8.3 shall be additive such that if multiple milestone events specified above are achieved in the same Calendar Year, then the milestone payments for all such milestone events shall be payable by Licensee. For clarity, each of the above milestone payments shall be payable only once regardless of the number of times such milestone event is achieved.

For example: [***].

8.4.Royalties. Licensee shall pay tiered royalties to Inventiva on Annual Aggregate  Net Sales at the applicable royalty rate(s) set forth below:

Annual Aggregate Net Sales	Royalty Rate
Up to and including [***]	[***]%
For the portion above [***] and up to and including [***]	[***]%
For the portion above [***] and up to and including [***]	[***]%

For the portion above [***] and up to and including [***]	[***]%
Greater than [***]	[***]%

For example: [***].

8.5.Royalty Term.  Royalties under Section 8.4 shall be payable, on a Region-by-Region and Licensed Product-by-Licensed Product basis, from the period beginning on the date of the First Commercial Sale of such Licensed Product in such Region in the Territory and continuing until the latest of: (a) the expiration of the last-to-expire Valid Claim of the Inventiva Patents Covering [***]; (b) [***] from the date of First Commercial Sale of the Licensed Product in such Region; and (c) the expiration of the Regulatory Exclusivity of such Licensed Product in such Region (each such period for each Licensed Product in such country being the “Royalty Term”).  Upon the expiration of the Royalty Term with respect to each Licensed Product in each Region, Licensee shall have a fully-paid up, perpetual, irrevocable license with respect to such Licensed Product in such Region.

8.6.Royalty Payment Reductions.  Notwithstanding Section 8.4, but subject to Section 8.7, the following reductions shall apply:

(a)Generic Entry. If, at any time during the Royalty Term with respect to a Licensed Product in a given Region, a first commercial sale of a Generic Product in such Region occurs, the royalty payments due to Inventiva for such Licensed Product in such Region shall be reduced as follows: [***].

(b)Third Party Payments. If Licensee is required to obtain a license from a Third Party to any [***] right that, in the absence of such license, (i) would be infringed by [***] in any Region of a Licensed Product, which [***] right (A) is not licensed or sublicensed hereunder, (B) [***] and (C) [***] or (ii) shall be subject to a final court or other binding order or ruling that [***] requiring a payment of a royalty to the applicable Third Party [***] right holder in respect of future sales of the Licensed Product in a Region, then the amount of Licensee’s [***] payments to Inventiva under Section 8.4 shall be reduced by [***] actually paid by Licensee to such Third Party [***] in each applicable [***] that is reasonably and appropriately allocable to such Licensed Product in the Territory in each [***].

8.7.[***] Deductions. Notwithstanding the foregoing, in no event shall the [***] set forth in [***] reduce the [***] otherwise payable to Inventiva as set forth in Section 8.4 with respect to a [***] by [***].

9.PAYMENT; RECORDS; AUDITS

9.1.Payment; Reports. Royalties shall be calculated and reported for [***] within [***], Licensee shall submit to Inventiva a report, in English, of Net Sales of the Licensed Product(s) by Licensee, its Affiliates and Sublicensees, in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales (together with any deductions and justifications in making such deductions in calculating Net Sales) of the Licensed Product(s) on a Region-by-Region basis, the royalty payable, the method used to calculate the royalties, and the exchange rates used to calculate the royalties. In addition, the royalties shall be paid within [***] after the date on which Licensee [***].

9.2.Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable [***] for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Inventiva, unless otherwise specified in writing by Inventiva. [***]

9.3.Taxes.

(a)Taxes on Income. Except as otherwise provided in this Section 9.3, each Party shall be solely responsible for the payment of all taxes imposed on or with respect to such Party from the transactions contemplated under this Agreement.

(b)Taxes. [***].

(c)Taxes Resulting From Licensee Action. Notwithstanding Section 9.3(b), if Licensee unilaterally [***], then the sum payable by Licensee to Inventiva shall [***].

9.4.Fund Transfers. Licensee shall carry out all actions and procedures, including with the relevant Governmental Authority of each Region, that Licensee needs to carry out for making payments hereunder to Inventiva. In the event that, by reason of Applicable Law in any country or region, it becomes impossible or illegal, after reasonable efforts by Licensee to do so, for Licensee or its Affiliate to transfer, or have transferred on its behalf, payments owed Inventiva hereunder, Licensee will promptly notify Inventiva of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Inventiva in a recognized banking institution designated by Inventiva.

9.5.Recordals. The Parties agree to collaborate in good faith and sign a mutually agreed upon short form license agreement regarding the subject matter of this Agreement for recordation purposes. The Parties further agree that, notwithstanding the signing of such short form license agreement, this Agreement shall remain in full force and effect and that in the event there are any inconsistencies between this Agreement and the short form license agreement, this Agreement shall control. The Parties agree to reasonably cooperate in good faith to promptly execute and provide each other with necessary documents required for each Party to exercise, enforce and enjoy all of the rights and obligations of such Party contained herein.

9.6.Records; Audits. Licensee shall keep, and require its Affiliates and Sublicensees to keep, complete, fair and true books of accounts and records for the purpose of determining the amounts payable to Inventiva pursuant to this Agreement. Such books and records shall be kept for at least [***] following the end of the Calendar Year to which they pertain. Inventiva shall have the right to cause an independent, certified public accountant reasonably acceptable to Licensee to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than the preceding [***]; provided that such accountant shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in this Agreement with respect to the content of the audit. Such audits may be exercised during normal business hours upon reasonable prior written notice to Licensee.  Inventiva shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than [***] of the amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, Licensee shall bear the cost of such audit and shall promptly (but in any event no later than [***] after its receipt of the accounting firm’s report so concluding) remit to Inventiva the amount of any underpayment. Any overpayment by Licensee revealed by an audit shall be fully-creditable against future payment owed by Licensee to Inventiva (and if no further payments are due, shall be promptly refunded by Inventiva to Licensee).

9.7.Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due [***]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Inventiva from exercising any other rights it may have as a consequence of the lateness of any payment.

10.	CONFIDENTIALITY

10.1.Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

10.2.Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently developed by the Receiving Party without use of or access to the Confidential Information of the Disclosing Party, as evidenced by competent evidence.

10.3.Authorized Disclosure. Notwithstanding Section 10.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)filing or prosecuting or defending Patents as permitted by this Agreement;

(b)complying with applicable court orders or governmental regulations, including regulations applicable to the public sale of securities;

(c)disclosure to Affiliates, actual and potential licensees and Sublicensees, employees, contractors, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or Sublicensee, employee, contractor, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 10;

(d)disclosure to existing investors, or acquirors or potential investors or acquirors in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such existing or potential investor or acquiror agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the Receiving Party; and

(e)complying with U.S. Securities and Exchange Commission, Japanese Financial Services Agency or Euronext filing or disclosure requirements.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3(b), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

10.4.Public Announcements.

(a)Press Releases.  Immediately following the Effective Date, the Parties shall issue a joint press release announcing the execution of this Agreement in substantially the form attached hereto as Exhibit D. Except as required by applicable securities laws (including disclosure requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may (i) make public announcements following the achievement and payment with respect to each milestone as set out in Section 8.2 and Section 8.3 and key clinical milestone achievements, and (ii) make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 10.4 and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Each Party may use the corporate name, corporate trademark or logo of the other Party (i) in the press release and public announcements permitted under this Section 10.4(a), and (ii) in corporate and financial presentations for such Party’s marketing or publicity purposes.

(b)Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the stock exchange or other governmental agency, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to any stock exchange or other governmental agency.

10.5.Publication. At least [***] prior to publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, abstract or the like that includes Information relating to the Licensed Compound(s) or the Licensed Product(s) that has not been previously published, Licensee shall provide to Inventiva a draft copy thereof (and an English summary if it is not in English) for its review (unless Licensee is required by law to publish such Information sooner, in which case Licensee shall provide such draft copy to Inventiva as much in advance of such publication as possible). Licensee shall consider in good faith any comments provided by Inventiva during such [***]. In addition, Licensee shall, at Inventiva’s reasonable request, remove therefrom any Confidential Information of Inventiva. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

10.6.Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement.  Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

10.7.Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 10. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.

11.REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

11.1.Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a)it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and

(c)this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

11.2.Additional Inventiva Representations and Warranties. Inventiva represents and warrants to Licensee, as of the Effective Date, as follows:

(a)[***];

(b)[***];

(c)[***];

(d)[***]; and

(e)[***].

11.3.Additional Licensee Representations and Warranties. Licensee represents and warrants to Inventiva, as of the Effective Date, Licensee (i) [***]; and (ii) [***].

11.4.Mutual Covenants. In addition to any covenants made by Licensee or Inventiva elsewhere in this Agreement, each Party hereby covenants to the other Party as follows:

(a)[***];

(b)[***];

(c)[***];

(d)[***];

(e)[***].

11.5.Performance by Affiliates, Sublicensees and Subcontractors. [***].

11.6.Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY INVENTIVA TO LICENSEE HEREUNDER ARE PROVIDED “AS IS,” AND INVENTIVA EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OBTAINING SUCCESSFUL RESULTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

12.INTELLECTUAL PROPERTY

12.1.Ownership.

(a)Product Inventions.

(i)Any and all Inventions generated, developed, conceived or reduced to practice (constructively or actually) during the Term jointly by both Inventiva and Licensee (including jointly by their Affiliates and respective (sub)licensees, or any of its or their employees, agents and contractors), [***] (“Jointly Owned Product Inventions”), and any Patents filed claiming or disclosing such Jointly Owned Product Inventions (“Jointly Owned Product Invention Patents”) (collectively, “Joint IP”), shall be jointly owned by Inventiva and Licensee. [***] each Party’s ownership in the Jointly Owned Product Invention Patents [***], with each Party owning [***]; provided that neither Party shall need the consent of the other Party to use or license to a Third Party the right to use such Jointly Owned Product Invention Patents nor shall either Party pay any royalty to the other Party for such use or such right to license to a Third Party. Inventorship shall be determined in accordance with the standards of inventorship and conception under the U.S. patent laws. Licensee’s interest in the Jointly Owned Product Inventions and its share in the Jointly Owned Product Invention Patents shall be included in the Licensee Know-How and Licensee Patents, respectively. And Inventiva’s interest in the Jointly Owned Product Inventions and its share in the Jointly Owned Product Invention Patents shall be included in Inventiva Know-How and Inventiva Patents, respectively. For the avoidance of doubt, Licensee may use (or license to a Third Party) the Joint IP in the Field in the Territory and Inventiva may use (or license to a Third Party) the Joint IP Ex-Territory.

(ii)Any and all Inventions generated, developed, conceived or reduced to practice (constructively or actually) during the Term by or on behalf of Inventiva alone (including its Affiliates and (sub)licensees, or any of its employees, agents and contractors), [***] (“Inventiva Solely Owned Product Inventions”), and any Patents filed claiming or disclosing such Inventions (collectively, “Inventiva Solely Owned Product Invention Patents”), shall be solely and exclusively owned by Inventiva.  The Inventiva Solely Owned Product Invention Patents shall be included in the Inventiva Patents.

(iii)Any and all Inventions generated, developed, conceived or reduced to practice (constructively or actually) during the Term by or on behalf of Licensee alone (including its Affiliates and Sublicensees, or any of its employees, agents and contractors), [***] (“Licensee Solely Owned Product Inventions”), and any Patents filed claiming or disclosing such Inventions (collectively, “Licensee Solely Owned Product Invention Patents”), shall be solely and exclusively owned by Licensee. The Licensee Solely Owned Product Invention shall be included in the Licensee Know-How, and the Licensee Solely Owned Product Invention Patents shall be included in the Licensee Patents.

(b)Other Inventions.  Subject to Section 12.1(a), as between the Parties, each Party shall solely and exclusively own (i) any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of such Party or its Affiliates and (sub)licensees, including their employees, agents and contractors, that do not relate to the Licensed Compound(s) or Licensed Product(s) (“Solely Owned Other Inventions”), and (ii) any Patents filed by such Party or its Affiliates with respect to such Solely Owned Other Inventions (“Solely Owned Other Invention Patents”). Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Licensee and Inventiva, their Affiliates and respective (sub)licensees, including their employees, agents and contractors, that do not relate to the Licensed Compound or Licensed Products (“Jointly Owned Other Inventions”), and any Patents that claim or disclose such Jointly Owned Other Inventions (“Jointly Owned Other Invention Patents”), shall be jointly owned by the Parties worldwide. The share of each Party’s ownership in the Jointly Owned Other Invention Patents shall be equal, with each Party owning fifty percent (50%); provided that neither Party shall need the consent of the other Party to use or license to any Third Party the right to use such Jointly Owned Other Invention Patents nor shall either Party pay any royalty to the other Party for such use or such right to license to a Third Party. Inventorship shall be determined in accordance with the standards of inventorship and conception under the U.S. patent laws. For clarity, Solely Owned Other Inventions and Jointly Owned Other Inventions do not include Inventiva Solely Owned Product Inventions, Licensee Solely Owned Product Inventions and Jointly Owned Product Inventions.

(c)Licensee’s Affiliates, Sublicensees and subcontractors. Licensee shall ensure that each of its Affiliates, Sublicensees and subcontractors has a contractual obligation to disclose to Licensee all Data and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that Licensee can comply with its obligations under Sections 12.1 (a) and (b).  With respect to any activities of Licensee under this Agreement that are subcontracted to a person that is not an employee of Licensee, Licensee shall include in the applicable subcontract (i) an assignment to Licensee of all of such subcontractor’s rights, titles and interests in any Inventions and Information generated by subcontractor resulting from such activities; and (ii) to the extent that such subcontractor uses or incorporates its pre-existing intellectual property or improvements thereon in performing such activities, a license to Licensee with respect to such pre-existing intellectual property to the extent reasonably necessary for Licensee to exploit such Inventions and Information, and Exploit the Licensed Compound(s) and

Licensed Product(s). Licensee shall ensure that any employees or contractors who perform any activities under this Agreement, or who conceive, reduce to practice, discover, develop or otherwise make any Information or Inventions by or on behalf of Licensee or its Affiliates or Sublicensees under or in connection with this Agreement agree to and are bound by a written inventor reward and remuneration policy or agreement that is legally sufficient under Applicable Laws, including a specific waiver of pre-emption rights under the laws of the Territory, such that such employees or contractors shall not have any additional right or claim in or to any Information, Inventions, Patents and other intellectual property rights derived from their work other than the reward and remuneration they are entitled to under the inventor reward and remuneration policy or agreement to the extent permitted under the Applicable Laws. As between the Parties, Licensee shall incur the costs associated with paying all such inventor rewards and remuneration, and shall make, and shall cause its Affiliates and Sublicensees to make, timely payments to its or their respective employees and contractors in accordance with its or their respective inventor reward and remuneration policy or agreement with its employees for such rewards and remuneration.

12.2.Patent Prosecution and Maintenance.

(a)Definition. For purposes of this Section 12.2, the terms “prosecute,” “prosecuting” and “prosecution,” when used in reference to any Patent, shall be deemed to include, without limitation, control of any interferences, reissue proceedings, post-grant proceedings, oppositions and reexaminations with respect to such Patent.

(b) Inventiva Patents, Jointly Owned Product Invention Patents and Jointly Owned Other Invention Patents. As between the Parties, Inventiva shall have the first right, but not the obligation, at its own expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Inventiva Patents (which for clarity include Inventiva Solely Owned Product Invention Patents), Jointly Owned Product Invention Patents and Jointly Owned Other Invention Patents worldwide.  Inventiva shall keep Licensee reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Inventiva Patents, Jointly Owned Product Invention Patents and Jointly Owned Other Invention Patents in the Field in the Territory. Inventiva will notify Licensee of all warning letters, conflict proceedings, re-examinations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a given Inventiva Patent, Jointly Owned Product Invention Patent or Jointly Owned Other Invention Patent in the Field in the Territory. Inventiva will consult with, and consider in good faith the requests and suggestions of, Licensee with respect to strategies for filing and prosecuting Inventiva Patents, Jointly Owned Product Invention Patents and Jointly Owned Other Invention Patents in the Field in the Territory. In the event that Inventiva desires to abandon or cease prosecution or maintenance of any Inventiva Patent, Jointly Owned Product Invention Patents or Jointly Owned Other Invention Patent in the Field in the Territory, Inventiva shall provide reasonable prior written notice to Licensee of such intention (which notice shall, in any event, be given no later than [***] to the next deadline for any action that may be taken with respect to such Patent with the applicable patent office), and upon Licensee’s written election provided no later than [***] after such notice from Inventiva, (i) Licensee shall have the right to assume the control of and continue prosecution and/or maintenance of such Patent at Licensee’s direction and expense and (ii) in such case, Inventiva shall assign to Licensee all of Inventiva’s right, title, and interest in the Territory in such Patents that Licensee elects to prosecute and/or maintain under terms and conditions to be negotiated in good faith by the Parties. If Licensee does not provide such election within [***] after such notice from Inventiva or fails to pay for prosecution or maintenance of any Inventiva Patent, Jointly Owned Product Invention Patents or Jointly Owned Other Invention Patent in the Territory, with respect to which it has previously made such election, Inventiva may, in its sole discretion, continue prosecution and maintenance of such Patent or discontinue prosecution and maintenance of such Patent. The provisions of this Section 12.2(b) are subject to, if any, the rights of Inventiva’s licensor and other licensee(s) with respect to the applicable Patents.

(c)[***]. As between the Parties, [***] shall have the first right, but not the obligation, at its own expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of [***].

(d)Solely Owned Other Invention Patents. As between the Parties, each Party shall have the sole right, but not the obligation, at its own expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and re-examinations) and maintenance of all Solely Owned Other Invention Patents that are owned or Controlled by such Party or its Affiliates worldwide.

(e)Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of the Inventiva Patents, Jointly Owned Product Invention Patents and Jointly Owned Other Invention Patents under this Section 12.2 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto respectively. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable Inventiva to apply for and to prosecute patent applications in any country or region as permitted by this Section 12.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications

12.3.Infringement by Third Parties.

(a)Notice. In the event that either Inventiva or Licensee becomes aware of any infringement or threatened infringement by a Third Party of any Inventiva Patent, Jointly Owned Product Invention Patent, Jointly Owned Other Invention Patent, Inventiva Know-How, Licensee Patents or Licensee Know-How, it shall notify the other Party in writing to that effect within [***] after becoming aware of the infringement or threatened infringement.

(b)Inventiva Patents, Inventiva Know-How, Jointly Owned Product Invention Patents and Jointly Owned Other Invention Patent. Inventiva shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Inventiva Patent (or any Jointly Owned Product Invention Patent or Jointly Owned Other Invention Patent) or Inventiva Know-How at its own expense and by counsel of its own choice, and, to the extent any such infringement is in the Field and the Territory, Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Inventiva fails to bring any such action or proceeding with respect to infringement of any Inventiva Patent (or any Jointly Owned Product Invention Patent or any Jointly Owned Other Invention Patent) or Inventiva Know-How within [***] following the notice of alleged infringement, Licensee shall have the right to bring and control any such action at its own expense and by counsel of its own choice but only to the extent such infringement is in the Field and the Territory, and Inventiva shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c)[***]. [***] shall have the right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any [***] at its own expense and by counsel of its own choice.

(d)Solely Owned Other Invention Patents. Each Party shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Solely Owned Other Invention Patent that is owned or Controlled by such Party or its Affiliates at its own expense and by counsel of its own choice.

(e)Cooperation; Award. In the event a Party brings an infringement action in accordance with this Section 12.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 12.3 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by, or damages paid to, a Party as a result of any action or proceeding pursuant to this Section 12.3, whether by way of settlement or otherwise, shall be applied first to reimburse the Parties’ reasonable and documented out-of-pocket legal expenses relating to the action or proceeding, and (i) any remaining (a) compensatory damages and (b), to the extent relating to the Inventiva IP or Joint IP, punitive damages, shall be split equally by the Parties, and (ii), if Licensee brought and controlled the action, any remaining punitive damages relating to Licensee Technology shall be retained by Licensee (to the extend such Licensee Technology is not Joint IP); [***].

12.4.Infringement of Third Party Rights. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Such Party shall notify the other Party no later than [***] following the date on which such Party acquires knowledge of the Third Party allegation. Neither Party shall have the right to settle any patent infringement litigation under this Section 12.4 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

12.5.Marking. To the extent required by Applicable Law in the Territory, Licensee shall, and shall cause its Affiliates and their Sublicensees to, mark the Licensed Product(s) sold under this Agreement with the number of each issued Inventiva Patent that applies to the Licensed Product(s). In the event that Licensee intends to file a simplified short version of this Agreement with applicable governmental authority as required under the Applicable Laws in the Territory, the form of such simplified short version shall be agreed by the Parties, and Inventiva shall use Commercially Reasonable Efforts to cooperate at the costs of Licensee.

13.TERM; TERMINATION

13.1.Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 13, shall expire upon the expiration of the final Royalty Term with respect to all Licensed Products.

13.2.Termination.

(a)Material Breach. A Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement, [***].

(b)[***].

(c)Bankruptcy.  A Party shall have the right to terminate this Agreement upon written notice to the other Party upon the filing or institution of bankruptcy, reorganization, dissolution, liquidation or winding up of such other Party, or the making or seeking to make or arrange an assignment of a substantial portion of such other Party’s assets for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy against such other Party, or is adjudged bankrupt, or the appointment of a receiver or trustee of such other Party’s property, in each case that is not discharged within [***].

(d)Termination by Mutual Consent. During the Term, in the event that [***].

(e)Termination by Licensee for Convenience.  [***].

13.3.Effect of Expiration or Termination.

(a)Effect of Expiration.  Upon expiration (but not earlier termination) of this Agreement and provided that Licensee has paid all payments payable under this Agreement, the License shall survive on a fully paid, royalty-free, irrevocable, perpetual basis, and all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 13.3 or in Section 13.4.

(b)Effect of Termination by Inventiva. Upon any termination of this Agreement by Inventiva pursuant to Section 13.2(a), Section 13.2(b) or Section 13.2(c), the License shall automatically terminate and revert to Inventiva, and all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 13.3 or in Section 13.4.

(c)Additional Effects of Termination.  Upon any termination (but not expiration) of this Agreement, the following provisions shall apply:

(i)[***].

(ii)[***].

(iii)[***].

(iv)[***].

(v)[***].

(vi)[***].

(vii)[***].

(d)Alternative to Termination for Inventiva’s Material Breach or Insolvency. [***]:

(a)[***].

(b)[***].

(c)[***].

(d)[***].

(e)Confidential Information. Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party retains a license from the other Party as provided in this Article 13, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations under Article 10.

13.4.Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.  In addition, the Parties’ rights and obligations under [***] shall survive expiration or any termination of this Agreement.

13.5.Rights Upon Bankruptcy. In the event a Party is bankrupted or a bankrupt proceedings is commenced by or against such Party or its Affiliates or any country or jurisdiction, all rights under this Agreement will be fully exercisable and the bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall continue to perform all of the obligations provided in this Agreement to be performed by such Party. If the bankrupt Party and its successors and assigns are restricted by Applicable Laws from performing its obligations hereunder and the other Party elects to retain its rights hereunder, then the bankrupt Party shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity.

14.INDEMNIFICATION

14.1.Indemnification of Inventiva. Licensee shall indemnify and hold harmless each of Inventiva and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Inventiva Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), incurred by any Inventiva Indemnitee as a result of any claims, demands, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) arising directly or indirectly out of: [***].

14.2.Indemnification of Licensee. Inventiva shall indemnify and hold harmless each of Licensee and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Licensee Indemnitees”), from and against any and all Losses incurred by any Licensee Indemnitee as a result of any Third Party Claims arising directly or indirectly out of: [***].

14.3.Procedure. An Inventiva Indemnitee or Licensee Indemnitee that intends to claim indemnification under this Article 14 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Article 14 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is affected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 14 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

14.4.Insurance.  Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term.  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

14.5.Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 14.1 OR 14.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 10 OR EITHER PARTY’S BREACH OF SECTION 2.7.

15.DISPUTE RESOLUTION

15.1.Disputes. Subject to Section 15.3, upon the written request of either Party to the other Party, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (a “Dispute”) will be referred to the Executive Officers (or such Executive Officer’s designee with decision-making authority) for attempted resolution. In the event such executives are unable to resolve such Dispute within [***] after the initial written request, then, upon the written demand of either Party, the Dispute shall be subject to the court actions as provided in Section 15.2.

15.2.Arbitration.

(a)Claims. Subject to Section 15.3 below, any Dispute that is not resolved under Section 15.1 within [***] after a Party’s initial written request for resolution, shall be resolved by final and binding arbitration before [***]. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in [***]. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both Parties.

(b)Arbitrators’ Award. The arbitrator(s) shall, within [***] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the arbitrator(s) shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Either Party may apply for interim injunctive relief with the arbitrators until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator(s) shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, (ii) to award punitive damages or any other damages expressly excluded under this Agreement, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in subsections (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

(c)Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator(s); provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the [***] and the arbitrator(s).

15.3.Court Actions of Patents.  Nothing contained in this Agreement shall deny either Party to bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights.

16.MISCELLANEOUS

16.1.Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of [***], without regard to the conflicts of law provisions thereof.

16.2.Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, together with the Development Plan(s), sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof and thereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof. There are no other agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

16.3.Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as any other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

16.4.Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

16.5.Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

16.6.Assignment. Except as expressly provided hereunder and subject to terms and conditions of this Agreement, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, except to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. Notwithstanding the foregoing, [***]. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 16.6. Any assignment not in accordance with this Agreement shall be void.

16.7.[***].

16.8.No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

16.9.Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.  The Parties shall use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) in a way that, to the extent practicable and legally permissible, implements the original intent of the Parties.

16.10.Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other.  Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; or (b) if sent by facsimile, upon electronic confirmation of receipt.

if to Inventiva:	Inventiva SA50, rue de Dijon
21121 DAIX
France
Attention: [***]
Facsimile No.: [***]

with a copy to:	Inventiva SA50, rue de Dijon
21121 DAIX
France
Attention: [***]
Facsimile No.: [***]

if to Licensee:	Hepalys Pharma, Inc.

[***]Attention: [***]
Email: [***]

16.11.Force Majeure.  Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, regional or worldwide epidemic, war, civil unrest, acts of terrorism, accident, destruction or other casualty, material adverse change in law, regulation or policy implemented by any Regulatory Authority in the Territory that is not reasonably foreseeable by the Parties  (a “Force Majeure Event”).  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.  The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure Event for the purposes of this Agreement even though the pandemic is ongoing solely to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date.  Notice of a Party’s failure or delay in performance due to a Force Majeure Event must be given to the other Party within [***] after its occurrence.

16.12.Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement shall mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

16.13.Counterparts.  This Agreement shall not be executed in counterparts.  This Agreement may be executed through DocuSign electronic signature.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this EXCLUSIVE LICENSE AGREEMENT.

INVENTIVA S.A.		HEPALYS PHARMA, INC.

By:	/s/ Frédéric Cren	By:	/s/ Brian Taylor Slingsby
Name:	Frédéric Cren	Name:	Brian Taylor Slingsby
Title:	CEO	Title:	Representative Director
Date:	9/19/2023	Date:	9/19/2023

SIGNATURE PAGE TO EXCLUSIVE LICENSE AGREEMENT